Exhibit 4.1

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of September 27, 2011 by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).

1.
The Partnership is offering (the “Rights Offering”) to the holders of its common units representing limited partner interests in the Partnership (“Common Units”), at 5:00 p.m. New York City time on September 27, 2011 (the “Record Date”), 0.5412 of one whole right (each whole right being referred to herein as a “Right”) per Common Unit held by such holder; each Right will entitle the holder thereof to subscribe for one Series A Preferred Unit (“Preferred Unit”) at an exercise price of $6.50 per Preferred Unit.  Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on October 31, 2011 or such later date of which the Partnership notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). 0.5412 Rights are being issued for each Common Unit held on the Record Date. One Right and payment in full of the subscription price of $6.50 (the “Subscription Price”) are required to subscribe for one Preferred Unit.  Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) will have the right to subscribe for Preferred Units as evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) and will  also have the right to subscribe for additional Preferred Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Partnership’s Prospectus Supplement dated September 27, 2011 (the “Prospectus”).

2.
The Subscription Agent is hereby appointed to effect the Rights Offering in accordance with the Prospectus. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)
resolutions adopted by the board of directors of the general partner of the Partnership in connection with the Rights Offering, certified by the secretary of the general partner of the Partnership; and

(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

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4.
As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Units at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Partnership shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Units of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Partnership shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)
Upon the Subscription Agent’s receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, (x) mail to the subscriber’s registered address on the books of the Partnership certificates representing the Preferred Units duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) or (y) credit each subscriber for the amount of Preferred Units duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Partnership.

(b)
As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Preferred Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Preferred Units that can be subscribed for under the Basic Subscription Right.  The Preferred Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”).  Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Preferred Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of Basic Subscription Rights exercised by such holder exercising the Additional Subscription Privilege and the denominator of which is the total number of Basic Subscription Rights exercised by all holders exercising the Additional Subscription Privilege. Any fractional Preferred Unit to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Preferred Unit.

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(c)
Upon calculating the number of Preferred Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Partnership.

(d)
Upon calculating the number of Preferred Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Preferred Units subscribed for has been delivered, the Subscription Agent shall (x) mail the certificates representing the additional securities which the subscriber has been allotted or (y) credit the subscriber for the Preferred Units representing the additional securities which the subscriber has been allotted, as contemplated in subsection (a) above. If a lesser number of Preferred Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)
Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Preferred Units subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Partnership all funds received in payment of the Subscription Price for Preferred Units issued in the Rights Offering.  The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.
Until 5:00 p.m., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.
The Partnership shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Partnership, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Partnership shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Units it uses in its capacity as transfer agent for the Partnership’s Common Units.

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8.
If prior to 5:00 p.m., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Preferred Units being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the Financial Industry Regulatory Authority stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Preferred Units being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within three (3) NASDAQ Global Market trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three Trading Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

9.
The Subscription Agent shall deliver to the Partnership the exercised Subscription Certificates in accordance with written directions received from the Partnership and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.
The Subscription Agent shall notify the Partnership by telephone at or before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 p.m., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Partnership the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Partnership a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  The Subscription Agent shall provide the Partnership or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

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11.
With respect to notices or instructions to be provided by the Partnership hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Partnership:

Name	Title
James C. Dyer	Chief Executive Officer
Alex G. Stallings	Chief Financial Officer and Secretary
James R. Griffin	Chief Accounting Officer

12.	Whether or not the Rights Offering is consummated, the Partnership agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the Fee Schedule attached to this Agreement.

13.
The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; provided, however, that the Subscription Agent shall be as fully responsible to the Partnership for the acts and omissions of any such employee, agent, vendor, advisor or subcontractor that the Subscription Agent retains as it is for its own acts or omissions.  Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

14.
The Partnership hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including reasonable fees of legal counsel) incurred by the Subscription Agent arising out of the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of the Subscription Agent’s or its officers’, directors’, employees’ or agents’ gross negligence, bad faith or willful misconduct.  The Partnership shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Partnership (i) is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim and (ii) is afforded the right to participate in the defense of the relevant claim or action at its own expense; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Partnership of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.
Any notice or communication by the Subscription Agent or the Partnership to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

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If to the Partnership:

Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Attn: Chief Financial Officer
Tel: (918) 237-4000

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: Corporate Actions
Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn: General Counsel
Tel: (718) 921.8200

The Subscription Agent and the Partnership may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.
If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Partnership.

19.
No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.  This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.
Nothing herein contained shall amend, replace or supersede any agreement between the Partnership and the Subscription Agent to act as the Partnership’s transfer agent, which agreement shall remain of full force and effect.

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This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C.,
its General Partner

By:	/s/ Alex G. Stallings
Name: Alex G. Stallings
Title: Chief Financial Officer and Secretary

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Isaac Freilich
Name: Isaac Freilich
Title: Senior Vice President

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Fee Schedule

Flat fee of $17,500 plus reasonable out-of-pocket expenses.

Additional fee equal to $5,000 for each extension of the Rights Offering per event or $750 per day of the extension, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name: Blueknight Energy Partners, L.P.
Attention: Chief Financial Officer
Address: Two Warren Place
Address: 6120 South Yale Avenue, Suite 500
Address: Tulsa, Oklahoma 74136
Phone: (918) 237-4000
Email: astallings@bkep.com

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